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PROSPECTUS SUPPLEMENT NO. 4                    Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated February 27, 2001)              Registration No. 333-52820



                          ONLINE RESOURCES CORPORATION

                              --------------------

                                   $20,000,000
                   8% Convertible Subordinated Notes Due 2005
                                       and
                        4,210,526 Shares of Common Stock
                      Issuable Upon Conversion of the Notes

                              --------------------


              The following information supplements information contained in our prospectus dated February 27,2001, relating to our $20,000,000 eight percent convertible subordinated notes due September 30, 2005, including the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See "Plan of Distribution" in our prospectus.

              This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "ORCC."

              NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                   Prospectus Supplement dated August 23, 2001
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       The notes were originally issued by us and sold by Jefferies & Company,
Inc., as placement agent, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the placement agent to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible. On May 22, 2001 and May 24, 2001 we repurchased $3,000,000 and $500,000, respectively, of the notes in privately negotiated transactions. Accordingly, as of the date of filing this prospectus supplement, $16,500,000 of the notes is outstanding.

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       The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of August 21, 2001.

       The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below and the selling holders previously identified on our prospectus may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act or pursuant to our prospectus. The selling holder named in the table below, Jefferies & Company, Inc. acted as the placement agent in connection with our private placement of the Securities in September 2000. No selling holder named in the table below beneficially owns one percent or more of our common stock. Common stock owned prior to the offering and after completion of the offering includes shares of common stock issuable upon conversion of our 8% convertible subordinated notes due September 30, 2005.

                        PRINCIPAL AMOUNT
                         OF CONVERTIBLE                                              COMMON STOCK
                             NOTES            COMMON STOCK                           OWNED AFTER
NAME OF SECURITY          BENEFICIALLY       OWNED PRIOR TO      COMMON STOCK      COMPLETION OF THE
HOLDER                 OWNED AND OFFERED       OFFERING            OFFERED             OFFERING
------                 -----------------       --------            -------             --------

Jefferies & Company,
Inc.                       2,000,000           421,052             421,052                 -

       Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and the "make-whole" payment, if any, and therefore the number of shares of common stock issuable upon conversion or redemption of the notes, are subject to adjustment. See "Description of The Convertible Notes" in the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.